Exhibit 10.1

Wells Fargo Bank, National Association
One Kaiser Plaza, Suite 850
Oakland, California 94162

Wells Fargo Securities, LLC
600 California Street, 20th Floor
San Francisco, CA 94108

CONFIDENTIAL

November 2, 2009

Peet’s Coffee & Tea, Inc.
1400 Park Avenue
Emeryville, California 94608

Attention:  Tom Cawley, Chief Financial Officer

Re:	Commitment Letter-Peet’s Coffee & Tea, Inc./Diedrich Acquisition
$140,000,000 Senior Secured Credit Facilities

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank”), and Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, the “Wells Fargo Parties” or “we” or “us”) that Peet’s Coffee & Tea, Inc. (the “Borrower” or “you”) seeks financing for the proposed acquisition of all of the shares of common stock, $0.01 par value per share (the “Shares”), of Diedrich Coffee, Inc. (the “Acquired Company” or “Diedrich”) from the shareholders of Diedrich (collectively, the “Seller”) by means of a tender offer for such Shares followed by a merger of a newly formed acquisition entity (“Newco”) with and into the Acquired Company pursuant to an agreement and plan of merger, dated as of the date hereof, between you, Newco, and the Acquired Company (as amended, supplemented or otherwise modified in accordance with paragraph (b) of the Conditions Annex (as defined below), the “Acquisition Agreement”), to refinance certain existing indebtedness (if any) of the Borrower and its subsidiaries and the Acquired Company and its subsidiaries (the “Refinancing”), to pay fees, commissions and expenses incurred in connection with the Transactions (as defined below)

Peet’s Coffee & Tea, Inc. Commitment Letter

and for ongoing working capital requirements and other general corporate purposes, all as more fully described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Term Sheet”).  This Commitment Letter (as defined below) describes the general terms and conditions for senior secured credit facilities of up to $140,000,000 to the Borrower consisting of (a) a term loan facility of up to $100,000,000 (the “Term Loan Facility”) and (b) a revolving credit facility of up to $40,000,000 (the “Revolving Credit Facility” and, collectively with the Term Loan Facility, the “Credit Facilities”).  Except as the context otherwise requires, references to the “Borrower and its subsidiaries” shall not include the Acquired Company and its subsidiaries prior to the consummation of the Merger.

As used herein, the terms “Offer” and “Merger” have the meanings ascribed to such terms in the Acquisition Agreement, the term “Acquisition” means the collective reference to the Offer (including any extensions and subsequent offering periods and all purchases of shares pursuant thereto), the exercise, if any, of the Top-Up Option (as defined in the Acquisition Agreement) and the Merger, and the term “Transactions” means, collectively, the Acquisition, the Refinancing, the borrowings under the Credit Facilities and the payment of fees, commissions and expenses in connection with the foregoing.  This letter, including the Term Sheet and the Conditions Annex attached hereto as Annex B (the “Conditions Annex”), is referred to herein as the “Commitment Letter”.  The date on which the Credit Facilities are closed is referred to as the “Closing Date”.

1.           Commitments.

(a)           You have requested that Wells Fargo Bank commit to provide the Credit Facilities.  Wells Fargo Bank is pleased to advise you of its commitment to provide to the Borrower 100% of the principal amount of the Credit Facilities (the “Commitments”), upon the terms and subject to the conditions set forth in this Commitment Letter.

(b)           Wells Fargo Securities reserves the right to secure commitments for the Credit Facilities from a syndicate of banks, financial institutions and other entities (such banks, financial institutions and other entities committing to the Credit Facilities, including Wells Fargo Bank, the “Lenders”) upon the terms and subject to the conditions set forth in this Commitment Letter. The Commitments of Wells Fargo Bank hereunder shall be reduced on a dollar for dollar basis by the amount of any corresponding commitments received through syndication from the other Lenders; provided that any commitments received on or prior to the Closing Date shall not relieve Wells Fargo Bank of its obligations to fund 100% of the principal amount of the Credit Facilities to be funded on the Closing Date upon the terms and subject to the conditions set forth in this Commitment Letter.  Wells Fargo Securities, acting alone or through or with affiliates selected by it, will act as the sole lead bookrunner and sole lead arranger (in such capacities, the “Lead Arranger”) in arranging and syndicating the Credit Facilities.  Wells Fargo Bank will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Credit Facilities.  No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without the prior written approval of the Lead Arranger. The Lead Arranger shall have the right, in consultation with you, to award the titles to other co-agents or arrangers who are Lenders that provide (or whose affiliates provide) commitments in respect of the Credit Facilities; provided, that no other agent, co-agent or arranger other than the Lead Arranger shall have rights in respect of the management of the syndication of the Credit Facilities (including, without limitation, in respect of “flex” rights under the Fee Letter, over which the Lead Arranger shall have sole control).

Peet’s Coffee & Tea, Inc. Commitment Letter

(c)           Effective upon your agreement to and acceptance of this Commitment Letter and continuing through the earlier of the completion of a Successful Syndication (as defined in the Fee Letter) and June 1, 2010, except as expressly permitted by Section 4(b) of the Fee Letter, you will not solicit, initiate, entertain or permit, or enter into any discussions with any other bank, investment bank, financial institution, person or entity in respect of any structuring, arranging, underwriting, offering, placing, or syndicating of all or any portion of the Credit Facilities or any other bank or other financing similar to, or as a replacement of, all or any portion of the Credit Facilities.

2.           Conditions to Commitments.  The Commitments of Wells Fargo Bank and the undertakings of Wells Fargo Securities hereunder are subject to the satisfaction of each of the following conditions precedent:

(a)           your written acceptance, and compliance with the terms and conditions, of (i) a letter dated the date hereof from the Wells Fargo Parties to you (the “Fee Letter”) pursuant to which you agree to pay, or cause to be paid, to the Wells Fargo Parties certain fees and expenses and to fulfill certain other obligations in connection with the Credit Facilities and (ii) in all material respects, this Commitment Letter;

(b)           after the date hereof and until the earlier of the completion of a Successful Syndication (as defined in the Fee Letter) and 180 days after the date the Merger is consummated, none of the Borrower, the Acquired Company nor any of its/their respective subsidiaries shall have announced, offered, arranged, syndicated or issued any debt securities (including convertible securities) or bank financing (other than the Credit Facilities) without our prior written consent;

(c)           from and after the date hereof, there not having occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement); and

(d)           the satisfaction of all other conditions described herein, in the Term Sheet and in the Conditions Annex.

3.           Syndication.

(a)           The Lead Arranger intends and reserves the right to syndicate the Credit Facilities and you acknowledge and agree that the Lead Arranger intends to commence syndication efforts promptly following your acceptance of this Commitment Letter and the Fee Letter.  The Lead Arranger may, at its option, conduct or conclude such syndication before or after the closing of the Credit Facilities.

(b)           You agree to, and will use your commercially reasonable efforts to cause appropriate members of management of the Acquired Company to, actively assist us in achieving a syndication of the Credit Facilities that is satisfactory to us and you.  To assist us in our syndication efforts, you agree that you will, and will cause your representatives and non-legal advisors to, and will use your commercially reasonable efforts to cause appropriate members of management of the Acquired Company to, (i) promptly provide the Wells Fargo Parties and the other Lenders upon request with all information reasonably deemed necessary by the Lead Arranger to assist the Lead Arranger and each Lender in their evaluation of the Transactions and to complete the syndication, (ii) make available to prospective Lenders senior management of the Borrower and (to the extent reasonable and practical) appropriate members of management of the Acquired Company on reasonable prior notice and at reasonable times and places, (iii) host, with the Lead Arranger, one or more meetings with prospective Lenders, (iv) assist, and cause your affiliates and advisors to assist, the Lead Arranger in the preparation of one or more confidential information memoranda and other marketing materials to be used in connection with the syndication, and (v) use your reasonable best efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from the existing lending relationships of the Borrower and the Acquired Company.

Peet’s Coffee & Tea, Inc. Commitment Letter

(c)           The Lead Arranger and/or one or more of its affiliates, in consultation with you, will exclusively manage all aspects of the syndication of the Credit Facilities, including decisions as to the selection and number of potential Lenders to be approached, when they will be approached, whose commitments will be accepted, any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Lead Arranger will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities.  No Lender shall receive compensation from the Borrower with respect to the Credit Facilities outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Credit Facilities and the Lead Arranger shall have sole discretion with respect to the allocation and distribution of fees among the Lenders.

4.           Information.

(a)           You represent, warrant and covenant that (i) all information (other than the Projections, as defined below) concerning the Borrower and its subsidiaries and, to the best of your knowledge, the Acquired Company and its subsidiaries, and the Transactions that has been or will be made available to the Wells Fargo Parties or the Lenders by you, or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”) is, and in the case of Information made available after the date hereof, will be complete and correct in all material respects and does not, and in the case of Information made available after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading and (ii) all financial projections concerning the Borrower, the Acquired Company and their respective subsidiaries that have been or will be made available to the Wells Fargo Parties or the Lenders by you, or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made, it being understood that actual results may vary materially from the Projections.  You agree to furnish us with such Information and Projections as we may reasonably request and to supplement, or cause to be supplemented, the Information and the Projections from time to time until the Closing Date and, if requested by the Lead Arranger, after the Closing Date through the completion of a Successful Syndication (as defined in the Fee Letter) of the Credit Facilities so that the conditions and representations and warranties contained in the preceding sentence remain correct.  We will be entitled to use and rely upon, without responsibility to independently verify, the Information and the Projections.  You acknowledge that, subject to Section 7 hereof, the Wells Fargo Parties may share with any of their respective affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Wells Fargo Parties, any information related to the Borrower, the Acquired Company, or any of their respective subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby.  You represent and warrant as of the date hereof that no material litigation is pending or to your knowledge, threatened against you or your subsidiaries or Diedrich and its subsidiaries other than as disclosed in public SEC filings made prior to the date hereof.

Peet’s Coffee & Tea, Inc. Commitment Letter

(b)           You acknowledge that (i) the Wells Fargo Parties on your behalf will make available the Information, Projections and other marketing materials and presentations, including confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on DXSyndicateTM or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders (“Public Lenders”) may not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Acquired Company or their respective affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities.  At the request of the Lead Arranger, (A) you will assist, and cause your affiliates, advisors, and to the extent possible using your reasonable best efforts, appropriate representatives of the Acquired Company to assist, the Lead Arranger in the preparation of Informational Materials to be used in connection with the syndication of the Credit Facilities to Public Lenders, which will not contain MNPI (the “Public Informational Materials”), (B) you will identify and conspicuously mark any Public Informational Materials “PUBLIC”, and (C) you will identify and conspicuously mark any Informational Materials that include any MNPI as “PRIVATE AND CONFIDENTIAL”.  Notwithstanding the foregoing, you agree that the Wells Fargo Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf , unless you advise the Wells Fargo Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders:  (x) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (y) notifications of changes to Credit Facilities’ terms and (z) other materials intended for prospective Lenders after the initial distribution of the Informational Materials, including drafts and final versions of the Financing Documentation.  If you advise us that any of the foregoing items (other than the Financing Documentation) should not be distributed to Public Lenders, then the Wells Fargo Parties will not distribute such materials to Public Lenders without further discussions with you.

5.           Indemnification.

You agree to indemnify and hold harmless the Wells Fargo Parties and each of their respective affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, liabilities and expenses of any kind or nature, joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any matters contemplated by this Commitment Letter, the Fee Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter, the Financing Documentation (as defined in the Term Sheet) for the Credit Facilities and the closing of the Transactions) or (ii) the use or the contemplated use of the proceeds of the Credit Facilities, and will reimburse each Indemnified Party for all out-of-pocket expenses (including reasonable attorneys’ fees, expenses and charges) on demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party shall have any right to indemnification for any of the foregoing to the extent resulting from such Indemnified Party’s own gross negligence, bad faith or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct.  The Wells Fargo Parties shall only have liability to you (as opposed to any other person), and Wells Fargo Bank shall be liable solely in respect of its own Commitment to the Credit Facilities on a several, and not joint, basis with any other Lender.  No Indemnified Party shall be liable to you, your affiliates or any other person for any indirect, consequential or punitive damages that may be alleged as a result of this Commitment Letter or any element of the Transactions.  No Indemnified Party shall be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means.  You shall not, without the prior written consent of each Indemnified Party affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (a) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

Peet’s Coffee & Tea, Inc. Commitment Letter

If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Party proposes to demand indemnification, it shall notify you with reasonable promptness; provided, however, that any failure by any of the Indemnified Parties to so notify you shall not relieve you from your obligations hereunder and shall not result in any liability of any Indemnified Party.  In connection with any such action, suit, proceeding or investigation to which an Indemnified Party is a party, the Wells Fargo Parties (as applicable), on behalf of the Indemnified Parties, shall have the right to retain counsel of its choice to represent the Indemnified Parties, and you shall pay the fees, expenses, and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with you and any counsel designated by you.  For the avoidance of doubt, it is understood that you shall not be required to reimburse, or indemnify and hold harmless for, the reasonable and documented legal fees and expenses of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction and one regulatory counsel) for all Indemnified Parties unless representation of all such Indemnified Parties would be inappropriate due to the existence of an actual, perceived or potential conflict of interest.  You shall not be liable for any settlement of any claim against any of the Indemnified Parties made without your prior written consent, which consent shall not be unreasonably withheld or delayed.  Without the prior written consent of the Wells Fargo Parties, you shall not settle or compromise any claim of any Indemnified Party, permit a default or consent to the entry of any judgment in respect thereof except for settlements that include an unconditional release of such Indemnified Party from all liability and claims that are the subject matter of such claim and that do not include any statement as to admission on the part of such Indemnified Party.

6.           Expenses.  You shall reimburse each of the Wells Fargo Parties, from time to time on demand for all reasonable out-of-pocket costs and expenses (including, without limitation, (i) reasonable legal fees and expenses, (ii) due diligence expenses and (iii) expenses incurred in connection with appraisals (including, without limitation, equipment and real estate appraisals), environmental reports and an Agribusiness Consultant’s Report) of the Wells Fargo Parties and all reasonable printing, reproduction, document delivery, travel, CUSIP, DXSyndicateTM and communication costs incurred in connection with the syndication and execution of the Credit Facilities and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the Financing Documentation (as defined in the Term Sheet).  You shall also reimburse each of the Wells Fargo Parties, from time to time on demand for all out-of-pocket costs and expenses (including, without limitation, legal fees and expenses) of the Wells Fargo Parties incurred in connection with the enforcement of this Commitment Letter and the Fee Letter.

7.           Confidentiality.

(a)           This Commitment Letter and the Fee Letter (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed by you in whole or in part to any person without our prior written consent, except for (i) the disclosure hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have agreed to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) the disclosure hereof and the Fee Letter (with fee information redacted) to the directors, officers, employees, accountants, attorneys and other professional advisors of the Acquired Company on a confidential basis for the purpose of evaluating, negotiating or entering into the Transactions, or (iii) as otherwise required by law; provided that you may disclose, after your acceptance of the Commitment Documents, (A) this Commitment Letter, but not the Fee Letter, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (B) the Term Sheet to any ratings agency in connection with the Transactions.

Peet’s Coffee & Tea, Inc. Commitment Letter

Each of the Wells Fargo Parties agrees that material, non-public information regarding the Borrower, the Acquired Company and their respective subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by such person in a confidential manner, and shall not be disclosed by such person to persons who are not parties to this Commitment Letter, except for (i) the disclosure of such information on a confidential basis to potential Lenders and our and their directors, officers, employees, auditors, examiners, accountants, attorneys and other professional advisors who have agreed or are otherwise under a duty to maintain the confidentiality thereof in connection with the Transactions, (ii) disclosure of such information to regulatory officials having jurisdiction over us (to the extent such disclosure is requested by or otherwise required to be provided to such regulatory official), (iii) after any breach or default by you under the Commitment Documents, to the extent we determine disclosure is necessary or appropriate for enforcement or protection of our rights and remedies, or (iv) as otherwise required by law, court or administrative order; provided that the Wells Fargo Parties shall be permitted to use information related to the syndication and arrangement of the Credit Facilities in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you.  Notwithstanding the foregoing, this paragraph does not limit the use of Electronic Means as set forth in Section 4(b) above.  Our obligations under this paragraph will be superseded by the confidentiality provisions in the Financing Documentation (as defined in the Term Sheet) effective upon the Closing Date.

(b)           The Wells Fargo Parties hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each of them is required to obtain, verify and record information that identifies you and your subsidiaries, which information includes your and their name and address and other information that will allow the Wells Fargo Parties and the other Lenders to identify you and your subsidiaries in accordance with the Patriot Act.

8.           Other Services.

(a)           Nothing contained herein shall limit or preclude the Wells Fargo Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Seller, the Acquired Company or any of your or their respective affiliates, or any other party that may have interests different than or adverse to such parties.

(b)           You acknowledge that the Lead Arranger and its affiliates (the term “Lead Arranger” as used in this paragraph being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies with which you, the Seller, the Acquired Company or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other companies, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, the Seller, the Acquired Company or your or their respective affiliates or subsidiaries, confidential information obtained from other companies or entities.  In particular, you acknowledge that the Wells Fargo Parties and their respective affiliates may be arranging or providing (or contemplating arranging or providing) a committed form of acquisition financing to other potential purchasers of the Acquired Company and that, in such capacity, the Wells Fargo Parties may acquire information about the Acquired Company, the sale thereof, and such other potential purchasers and their strategies and proposals, but the Wells Fargo Parties shall have no obligation to disclose to you the substance of such information or the fact that the Wells Fargo Parties are in possession thereof.

Peet’s Coffee & Tea, Inc. Commitment Letter

(c)           In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Credit Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Wells Fargo Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Wells Fargo Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (iii) no Wells Fargo Party has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Wells Fargo Party has advised or is currently advising you or your affiliates on other matters) and no Wells Fargo Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in this Commitment Letter, (iv) the Wells Fargo Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and no Wells Fargo Party shall have any obligation to disclose any of such interests, and (v) no Wells Fargo Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.  You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Wells Fargo Party with respect to any breach or alleged breach of agency or fiduciary duty.

9.           Acceptance/Expiration of Commitments.

(a)           This Commitment Letter and the Commitments and agreements of Wells Fargo Bank and the undertakings of Wells Fargo Securities set forth herein, shall automatically terminate at 5:00 p.m. (Eastern Time, Standard or Daylight, as applicable) on November 2, 2009 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to the Lead Arranger by such time.

(b)           In the event this Commitment Letter is accepted by you as provided in the last paragraph hereof, the Commitments and agreements of Wells Fargo Bank and the undertakings of Wells Fargo Securities set forth herein shall automatically terminate without further action or notice upon the earliest to occur of (i) consummation of the Offer, (ii) termination of the Acquisition Agreement, (iii) 5:00 p.m. (Eastern Time, Daylight or Standard, as applicable) on November 6, 2009, if the Borrower has failed to execute and deliver a copy of the Acquisition Agreement to Wells Fargo Securities by such time, (iv) April 1, 2010, if Newco shall not have accepted for purchase Shares pursuant to the Offer representing more than 50% of the Adjusted Outstanding Share Number (as defined in the Acquisition Agreement) on or prior to March 31, 2010, (v) the Additional Termination Date (as defined in the Fee Letter) and (vi) 5:00 p.m. (Eastern Time, Daylight or Standard, as applicable) on April 15, 2010.  You agree to promptly notify us of the occurrence of the circumstances described in clause (ii) in the prior sentence.

Peet’s Coffee & Tea, Inc. Commitment Letter

10.           Survival.  The sections of this Commitment Letter relating to Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter or the Commitments of Wells Fargo Bank or the undertakings of Wells Fargo Securities set forth herein (regardless of whether definitive Financing Documentation is executed and delivered), and the Sections relating to Syndication and Information shall survive until completion of a Successful Syndication.  The Fee Letter shall survive any termination or expiration of the Commitment Letter and the closing of the Credit Facilities.

11.           Governing Law.  This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby.  The parties hereby waive any right to trial by jury with respect to any claim or action arising out of this Commitment Letter or the Fee Letter.  The parties hereto hereby agree that any suit or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court.  The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Wells Fargo Parties shall be effective service of process against such party for any action or proceeding relating to any such dispute.  The parties hereto irrevocably and unconditionally waive any objection to venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum.  A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Wells Fargo Parties.

12.           Miscellaneous.  This Commitment Letter and the Fee Letter embody the entire agreement among the Wells Fargo Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof.  Those matters that are not covered or made clear herein, in the Term Sheet, in the Conditions Annex or the Fee Letter are subject to mutual agreement of the parties.  No person has been authorized by any of the Wells Fargo Parties to make any oral or written statements inconsistent with this Commitment Letter and the Fee Letter.  This Commitment Letter and the Fee Letter shall not be assignable by you without the prior written consent of the Wells Fargo Parties, and any purported assignment without such consent shall be void.  This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Party.  This Commitment Letter and the Fee Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof.  Except as set forth in Section 7 of the Fee Letter, this Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Wells Fargo Parties that specifically provides such with reference to this Commitment Letter or the Fee Letter, as applicable.  The obligations of the Wells Fargo Parties are several and not joint.

[This Space Intentionally Left Blank]

Peet’s Coffee & Tea, Inc. Commitment Letter

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Lead Arranger, together with executed counterparts of the Fee Letter, by no later than the Acceptance Deadline.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:  /s/ Todd Tajiri

Name:  Todd Tajiri
Title: Vice President

WELLS FARGO SECURITIES, LLC

By:   /s/ Kevin J. Sanders

Name:  Kevin J. Sanders
Title:  Vice President

Peet’s Coffee & Tea, Inc. Commitment Letter

Agreed to and accepted as of the date first
above written:

PEET’S COFFEE & TEA, INC.

By:  /s/ Tom Cawley

Name: Tom Cawley
Title: Chief Financial Officer

Peet’s Coffee & Tea, Inc. Commitment Letter

ANNEX A

$140,000,000
SENIOR SECURED CREDIT FACILITIES
SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached.

Borrower:
Peet’s Coffee & Tea, Inc. (the “Borrower”).  After understanding the corporate organization structure of Peet’s Coffee & Tea, Inc. and its subsidiaries following the Merger, the Lead Arranger may require additional co-borrowers.

Sole Lead Arranger and Sole Lead Bookrunner:	Wells Fargo Securities, LLC will act as sole lead arranger and sole lead bookrunner (in such capacity, the “Lead Arranger”).

Lenders:	Wells Fargo Bank, National Association (“Wells Fargo Bank”) and a syndicate of financial institutions and other entities (each a “Lender” and, collectively, the “Lenders”).

Administrative Agent, Issuing Bank and Swingline Lender:	Wells Fargo Bank, National Association (in such capacity, the “Administrative Agent”, the “Issuing Bank” or the “Swingline Lender”, as the case may be).

Credit Facilities:	Senior secured credit facilities (the “Credit Facilities”) in an aggregate principal amount of $140,000,000, such Credit Facilities to consist of:

(a)
Revolving Credit Facility.  A five-year revolving credit facility in an aggregate principal amount of $40,000,000 (the “Revolving Credit Facility”) (with optional subfacilities for standby letters of credit (each, a “Letter of Credit”) and swingline loans (each, a “Swingline Loan”), each in a maximum amount to be mutually determined and on customary terms and conditions (including with regard to Defaulting or Deteriorating Lenders) with compensation to be agreed).  Letters of Credit will, at the sole discretion of the Issuing Bank, be issued by the Issuing Bank and Swingline Loans will, at the sole discretion of the Swingline Lender, be made available by the Swingline Lender and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and Swingline Loan extended.

Annex A – Term Sheet

	(b)	Term Loan Facility. A five-year term loan facility in an aggregate principal amount of $100,000,000 (the “Term Loan Facility”).

Use of Proceeds:
The proceeds of the Credit Facilities will be used to (a) provide a portion of the financing for the Acquisition and the Refinancing and (b) pay fees, commissions and expenses incurred in connection with the Transactions.  The proceeds of the Revolving Credit Facility will be used to provide for the ongoing working capital and other general corporate purposes of the Borrower and its subsidiaries and the Acquired Company and its subsidiaries; provided that prior to the Merger (i) at all times the Borrower must maintain the aggregate amount of Deposited Proceeds (as defined below) and availability under the Revolving Credit Facility in an amount sufficient to consummate the Acquisition and (ii) in no event shall the outstandings under the Revolving Credit Facility used for working capital and other general corporate purposes exceed $10,000,000. The Borrower shall be required to deposit any Term Loan proceeds advanced on the Closing Date, but not used in connection with the Acquisition on the Closing Date in a separate collateral account maintained at Wells Fargo Bank and such funds shall be used solely for the Acquisition until the day after the Merger occurs (such deposited amount, plus any other amounts voluntarily deposited by the Borrower (including revolving loan proceeds) in such account are referred to herein as the “Deposited Proceeds”). If the Merger does not occur by June 30, 2010, the Term Loan proceeds in such account shall be applied to the Term Loan as a mandatory prepayment.

Closing Date:	The date on which the Credit Facilities are closed (the “Closing Date”).

Availability:
The Revolving Credit Facility will be available on a revolving basis from and after the Closing Date until the Revolving Credit Maturity Date (as defined below). The Term Loan Facility will be available only in a single draw of the full amount of the Term Loan Facility on the Closing Date.

Documentation:
The documentation for the Credit Facilities will include, among other items, a credit agreement, guarantees and appropriate pledge, security, mortgage and other collateral documents (collectively, the “Financing Documentation”), all consistent with this Term Sheet.

Annex A – Term Sheet

Guarantors:
The obligations of the Borrower under the Credit Facilities, under any hedging agreements entered into between any Loan Party (as defined below) and any counterparty that is a Lender (or any affiliate thereof) at the time such hedging agreement is executed and under any treasury management arrangements between any Loan Party and a Lender (or any affiliate thereof) will be unconditionally guaranteed, on a joint and several basis, by each existing and subsequently acquired or organized direct and indirect subsidiary of the Borrower (each a “Guarantor”; and such guarantee being referred to herein as a “Guarantee”); provided that (a) the Acquired Company and its subsidiaries shall not be required to become Guarantors prior to the Merger or prior to, or as a condition to, the making of any of the credit extensions used to fund the Acquisition, provided that the Acquired Company and its subsidiaries (to the extent specified herein) shall become Guarantors no later than 10 days after the Merger and (b) Guarantees by foreign subsidiaries will be required only to the extent such Guarantees would not have material adverse tax consequences for the Borrower. All Guarantees shall be guarantees of payment and not of collection.  The Borrower and the Guarantors are herein referred to as the “Loan Parties” and, individually, as a “Loan Party.”

Security:
There will be granted to the Administrative Agent, for the benefit of the Lenders, any counterparty to any hedging agreement that is a Lender (or any affiliate thereof) at the time such hedging agreement is executed and any Lender (or any affiliate thereof) with treasury management arrangements with any Loan Party, valid and perfected first priority (subject to exceptions set forth in the Conditions Annex and subject to certain customary exceptions satisfactory to the Administrative Agent and set forth in the Financing Documentation) liens and security interests in all of the following (collectively, the “Collateral”):

(a)
All present and future capital stock or other membership, equity, ownership or profit interests (collectively, “Equity Interests”) owned or held by each of the Loan Parties, and 66% of the voting stock (and 100% of the non-voting stock) of all present and future first-tier foreign subsidiaries of any Loan Party (to the extent, and for so long as, the pledge of any greater percentage would have material adverse tax consequences for the Borrower); provided that any first-tier foreign subsidiary that is disregarded for tax purposes shall not be deemed to be a foreign subsidiary;

Annex A – Term Sheet

(b)
substantially all of the tangible and intangible properties and assets of the Loan Parties, now owned or hereafter acquired (including, without limitation, all equipment, inventory, accounts, deposit accounts and all other accounts, licenses, contract and other intangible rights, investment property, fixtures, cash, owned real property interests, leased real property interests and intellectual property; and

	(c)	all products and proceeds of the foregoing.

All such security interests will be created pursuant to, and will comply with, Financing Documentation reasonably satisfactory to the Administrative Agent.  On the Closing Date, such security interests will have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the Administrative Agent will have been made) (subject to exceptions set forth in the Conditions Annex).

The Administrative Agent may, in its reasonable discretion, agree to exclude such other Collateral as is not material to the Collateral taken as a whole to the extent that the burden to the Borrower or relevant Guarantor of delivering such Collateral outweighs the benefits of obtaining such Collateral that would be provided to the Lenders.

Final Maturity:
The final maturity of the Revolving Credit Facility will occur on the fifth anniversary of the Closing Date (the “Revolving Credit Maturity Date”) and the commitments with respect to the Revolving Credit Facility will automatically terminate on such date. The final maturity of the Term Loan Facility will occur on the fifth anniversary of the Closing Date (the “Term Loan Maturity Date”).

Amortization:
The Term Loan Facility will amortize in equal quarterly installments on the last business day of each fiscal quarter of the Borrower, commencing with the second quarter of FY 2010, in an amount equal to $3,703,703.70, with the then unpaid principal amount due on the Term Loan Maturity Date.

Interest Rates and Fees:	Interest rates and fees in connection with the Credit Facilities will be as specified in the Fee Letter and on Schedule I attached hereto.

Annex A – Term Sheet

Mandatory Prepayments and Commitment Reductions:	Subject to the next paragraph, the Credit Facilities will be required to be prepaid with:

	(a)	100% of the net cash proceeds of the issuance or incurrence of debt by the Borrower or any of its subsidiaries, subject to baskets and other exceptions to be mutually agreed upon;

(b)
25% of the net cash proceeds from any issuance of equity securities of, or from any capital contribution to the Borrower or any of its subsidiaries, subject to exceptions to be mutually agreed upon; and

(c)
100% of the net cash proceeds of any asset sale, insurance or condemnation recovery or other asset disposition with a value in excess of $1,000,000 by the Borrower or any of its subsidiaries, subject to baskets and other exceptions to be mutually agreed upon; provided that such proceeds may be reinvested: (i) for any proceeds from any insurance or condemnation recovery with respect to the Borrower’s or the Acquired Company’s roasting facility, within 365 days so long as such reinvestment commences within 180 days and (ii) with respect to all other proceeds under this clause (c), within 180 days, in each case subject to customary reinvestment provisions.

All such mandatory prepayments will be applied first, to prepay outstanding loans under the Term Loan Facility and second, to prepay outstanding loans under the Revolving Credit Facility (with, when no loans are outstanding under the Term Loan Facility, a permanent reduction in the aggregate commitment under the Revolving Credit Facility).  All such mandatory prepayments of the Term Loan Facility will be applied to the remaining scheduled amortization payments on a pro rata basis.

Optional Prepayments and Commitment Reductions:
Loans under the Credit Facilities may be prepaid and unused commitments under the Revolving Credit Facility may be reduced at any time, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except LIBOR breakage costs).  Any optional prepayment of the Term Loan Facility will be applied to the remaining scheduled amortization payments on a pro rata basis.

Annex A – Term Sheet

Conditions to Initial Extensions of Credit:
The making of the initial extensions of credit under the Credit Facilities will be subject to satisfaction of the conditions precedent set forth in Section 2 of the Commitment Letter and in the Conditions Annex attached hereto as Annex B.

Conditions to All Extensions of Credit (other than on the Closing Date):
Each extension of credit under the Credit Facilities for working capital purposes and all other extensions of credit under the Credit Facilities that will not be used to fund the Acquisition will be subject to satisfaction of the following conditions precedent: (a) all of the representations and warranties in the Financing Documentation shall be true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality) as of the date of such extension of credit, (b) no event of default under the Credit Facilities or unmatured default shall have occurred and be continuing or would result from such extension of credit, (c) no material adverse change in the business, operations, condition (financial or otherwise), assets, liabilities (whether actual or contingent) or prospects of the Borrower and its subsidiaries having occurred since December 31, 2008.

Representations and Warranties:
Usual and customary for facilities of this type and such others as may be reasonably requested by the Lead Arranger based on information received after November 1, 2009, including, without limitation, the following (which will be applicable to the Borrower and its subsidiaries and not the Acquired Company or its subsidiaries prior to the Merger): corporate status; financial statements; capital structure; corporate power and authority; no default; no conflict with laws or material agreements; enforceability; absence of material litigation, environmental regulations and liabilities; ERISA; necessary consents and approvals; compliance with all applicable laws and regulations including, without limitation, Regulations T, U and X, Investment Company Act, the Patriot Act, environmental laws and Office of Foreign Assets Control; payment of taxes and other obligations; ownership of properties; intellectual property; liens; insurance; solvency; absence of any material adverse effect; senior debt status; collateral matters including, without limitation, perfection and priority of liens (including an express representation and warranty that after the Merger, the Administrative Agent’s lien on the K-Cup License is a first priority perfected lien); labor matters; material contracts; no burdensome restrictions; and accuracy of disclosure.

Affirmative Covenants:
Usual and customary for facilities of this type and such others as may be reasonably requested by the Lead Arranger based on information received after November 1, 2009, including, without limitation, the following (which will be applicable to the Borrower and its subsidiaries and not the Acquired Company or its subsidiaries prior to the Merger): use of proceeds; payment of taxes and other indebtedness; continuation of business and maintenance of existence and rights and privileges; maintenance of all material contracts; necessary consents, approvals, licenses (including the K-Cup license) and permits; compliance with laws and regulations (including environmental laws, ERISA and the Patriot Act); maintenance of property and insurance (including hazard and business interruption insurance); maintenance of books and records; right of the Administrative Agent and the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; financial and collateral reporting (including annual audited consolidated and consolidating financial statements within 90 days after the end of each fiscal year (together with the unqualified opinion of Borrower’s independent certified public accountants of recognized national standing acceptable to the Required Lenders) and quarterly unaudited consolidated and consolidating financial statements within 45 days after the end of each quarter (in each case, accompanied by covenant compliance certificates), annual updated budgets and projections within 30 days after the beginning of the applicable fiscal year, the sales and operating profit of each store of the Borrower and its subsidiaries for each quarter within 45 days after the end of such quarter, copies of all SEC and related filings within five days after filing and other information reasonably requested by any Lender); management letters; additional Guarantors and Collateral; other collateral matters; and further assurances (including, without limitation, with respect to security interests in after-acquired property); the Loan Parties shall use commercially reasonable efforts to consummate the Merger as soon as possible and in any event cause the Merger to be consummated no later than June 30, 2010; the Loan Parties shall use commercially reasonable efforts to cause the Acquired Company and its subsidiaries to comply with the terms of the Credit Documents.

Annex A – Term Sheet

Negative Covenants:
Usual and customary for facilities of this type and such others as may be reasonably requested by the Lead Arranger based on information received after November 1, 2009, including, without limitation, the following (which will be applicable to the Borrower and its subsidiaries and not the Acquired Company or its subsidiaries prior to the Merger): limitation on debt; limitation on liens; limitation on negative pledges; limitation on loans, advances, acquisitions and other investments, including with respect to foreign subsidiaries; limitation on dividends, distributions, issuances of equity interests, redemptions and repurchases of equity interests; limitation on fundamental changes and asset sales (including, without limitation, sale-leaseback transactions); limitation on prepayments, redemptions and purchases of subordinated and certain other debt; limitation on transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in line of business, fiscal year and accounting practices; limitation on amendment of organizational documents and material contracts; and limitation on capital expenditures.

The credit agreement governing the Credit Facilities will contain the following financial covenants (which, subject to Section 7 of the Fee Letter, will be the only financial covenants):

(a)
Maximum Total Leverage Ratio: initially not to exceed 4.25:1.00 at any time with quarterly step downs to be determined (however such step downs to be no more than 0.25 per quarter in 2010) and annual step downs as of the first day of the last fiscal quarter of each year as follows:

Maximum Total
		Period	Leverage Ratio

		Q4 2010	3.50:1.00
		Q4 2011	2.25:1.00
		Q4 2012 and thereafter	1.75:1.00

Financial Covenants:	“Total Leverage Ratio” means, at any time, (a) Total Funded Debt at such time to (b) EBITDAR for the four fiscal quarter period most recently ended.

“Total Funded Debt” means, at any time, without duplication, the sum of the following with respect to Borrower and its subsidiaries: (a) obligations evidenced by notes, bonds, debentures or similar instruments and obligations for borrowed money including but not limited to senior bank debt and subordinated debt; (b) obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and not more than 60 days past due and time-based licenses); (c) obligations under conditional sale or other title retention agreements with respect to acquired property; (d) capital lease obligations and all off-balance sheet financing; (e) obligations under or with respect to surety instruments; (f) unfunded pension liabilities; (g) obligations arising under acceptance facilities or under facilities for the discount of accounts receivable; (h) obligations with respect to issued and outstanding letters of credit; (i) contingent obligations; (j) last twelve month (1) operating lease expenses (excluding any operating leases of Diedrich existing as of the Closing Date) and (2) lease rent expenses (including common area maintenance expenses), in each case multiplied by a factor of six; (k) guarantees of the foregoing; and (l) all obligations of the type described above to the extent secured by a lien on any property of any such person, even if such person has not assumed or become liable for the payment of such obligation (to the extent of the greater of such obligation and the value of such property).

Annex A – Term Sheet

“EBITDAR” means, for any period, net income for such period plus, to the extent deducted in determining net income for such period, the sum of the following for such period: (a) extraordinary losses (minus, to the extent added in determining net income for such period, extraordinary gains), (b) interest expense, (c) provisions for income taxes, (d) depreciation and amortization, (e) operating lease expenses (excluding any operating leases of Diedrich existing as of the Closing Date), (f) lease rent expenses (including common area maintenance expenses), (g) to the extent incurred during Q4 2009, Q1 2010 or Q2 2010, costs and expenses incurred in connection with the Transactions (including a stock appreciation payment to the chief financial officer of Diedrich) in an aggregate amount not to exceed $10,000,000 and (h) to the extent incurred during Q4 2009, Q1 2010 or Q2 2010, restructuring costs and expenses in an aggregate amount not to exceed $2,000,000; provided, that the EBITDAR of the Borrower for the fiscal quarter ended December 28, 2008, March 29, 2009, June 28, 2009 and September 27, 2009, was $15,351,000, $13,890,000, $14,521,000 and $13,396,000, respectively and, subject to adjustment as set forth in the following sentence, the EBITDAR of the Acquired Company for the fiscal quarter ended December 10, 2008, March 4, 2009, June 24, 2009 and September 16, 2009, was $-40,000, $2,370,000, $2,418,000 and $1,403,000, respectively.

Notwithstanding the foregoing, the net income and EBITDAR attributable to a non-wholly-owned subsidiary shall only be included in the calculation of EBITDAR at no greater than the lesser of (i) the amount of the EBITDAR of such non-wholly-owned subsidiary times the Borrower’s direct or indirect percentage ownership interest in such non-wholly-owned subsidiary and (ii) the aggregate amount of distributions such non-wholly-owned subsidiary made or could have made to the Borrower or a Guarantor during the applicable period after giving effect to all contractual and legal restrictions applicable to such non-wholly-owned subsidiary; provided that this sentence shall not apply to any non-wholly-owned subsidiary that is a Guarantor and that has pledged collateral as contemplated herein.

(b)	Minimum Fixed Charge Coverage Ratio as of the last day of any fiscal quarter: initially 1.25:1.00 with quarterly step ups, beginning March 31, 2011 to be determined and annual step ups as follows:

		Minimum Fixed Charge
	Fiscal Year	Coverage Ratio

	At the end of FY 2010	1.35:1.00
	At the end of FY 2011 and thereafter	1.75:1.00

“Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, (a) EBITDAR for the four quarter period ending thereon plus (without duplication) lease expenses resulting from operating leases of Diedrich existing as of the Closing Date minus provisions for income taxes, distributions and maintenance capital expenditures to (b) interest expense plus scheduled principal payments (including capital leases) plus operating lease expenses plus lease rent expenses (including common area maintenance expenses).

(c)
Minimum Adjusted Net Income as of the last day of any fiscal quarter for the four quarter period ending thereon: initially $11,400,000, with quarterly step ups to be determined and annual step ups (or step downs) as follows:

	Fiscal Year Ending	Minimum Adjusted Net Income
	At the end of FY 2010	$18,600,000
	At the end of FY 2011	$40,000,000
	At the end of FY 2012 (and thereafter)	$60,000,000

Annex A – Term Sheet

“Adjusted Net Income” means, for any period, net income plus, to the extent deducted in determining net income for such period, the sum of the following for such period: (i) for fiscal year 2010 and each fiscal year thereafter, an add back for amortization of any amortizable intangible assets acquired in the Acquisition (excluding capitalized transaction fees and expenses related to the Acquisition), adjusted for taxes using the applicable tax rate for such period, (ii) to the extent incurred during Q4 2009, Q1 2010 or Q2 2010, costs and expenses incurred in connection with the Transactions (including a stock appreciation payment to the chief financial officer of Diedrich) in an aggregate amount not to exceed $10,000,000 and (iii) to the extent incurred during Q4 2009, Q1 2010 or Q2 2010, restructuring costs and expenses in an aggregate amount not to exceed $2,000,000.

	(d)	In no event shall the Borrower permit quarterly net income to be negative for any two consecutive fiscal quarters.

The financial covenants, including for purposes of paragraph (f) of the Conditions Annex, will apply to the Borrower and its subsidiaries on a consolidated basis after giving pro forma effect to the portion of the Transactions consummated during such period or any acquisition or any disposition of business or assets consummated during such period, in each case as if such portion of the Transactions or such transaction occurred on the first day of such period.  Components measured on a four quarter basis shall not be annualized.

Notwithstanding the foregoing, all financial covenants and other financial calculations contained herein shall be calculated without giving effect to any election made by any applicable person to value its financial liabilities or indebtedness at the fair value thereof pursuant to the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle).

Required Interest Rate Hedging:	The Borrower will obtain interest rate protection from one or more Lenders or others acceptable to the Lead Arranger in respect of not less than 50% of the Term Loan Facility.

Events of Default:
Usual and customary for facilities of this type, including, without limitation, the following (which, except as expressly noted below, will not apply to the Acquired Company and its subsidiaries prior to the Merger and certain of which will be subject to materiality thresholds, exceptions and grace or cure periods to be mutually agreed upon): non-payment of obligations; inaccuracy of representation or warranty; non-performance of covenants and obligations; default on other material debt (including hedging agreements); change of control; bankruptcy or insolvency; impairment of security; ERISA; material judgments; actual or asserted invalidity or unenforceability of any Financing Documentation or liens securing obligations under the Financing Documentation; material uninsured loss; termination of the License and Distribution Agreement dated as of July 29, 2003 between Keurig, Incorporated and the Acquired Company as in effect on the date hereof (the “Keurig License Agreement”) (provided that prior to the earlier of the consummation of the Merger and June 30, 2010, such termination shall not permit the Administrative Agent or the Lenders to prevent the Borrower from withdrawing the Deposited Proceeds to the extent necessary to consummate the Merger); and from and after the Merger, any material breach under the Keurig License Agreement that entitles Keurig, Incorporated to terminate the Keurig License Agreement.

Annex A – Term Sheet

Defaulting Lender Provisions, Yield Protection and Increased Costs:
Customary for facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, cash collateralization for Letters of Credit or Swingline Loans in the event any lender under the Revolving Credit Facility becomes a Defaulting Lender or Deteriorating Lender (as such terms shall be defined in the definitive financing documentation), changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

The Borrower shall have customary rights to replace a Lender (a) for availing itself of yield maintenance and tax gross up provisions for a reason not applicable to all Lenders, (b) for being a Defaulting Lender (as such term shall be defined in the Financing Documentation), and (c) for being a non-consenting Lender in a scenario where only the consent of the Required Lenders has been obtained but unanimous Lender consent is required.

Assignments and Participations:	(a)
Revolving Credit Facility:  Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to eligible financial institutions in respect of the Revolving Credit Facility in a minimum amount equal to $5,000,000.

(b)
Term Loan Facility:  Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to eligible financial institutions in respect of the Term Loan Facility in a minimum amount equal to $5,000,000.

(c)
Consents:  The consent of the Borrower will be required for any assignment unless (i) an Event of Default has occurred and is continuing, (ii) the assignment is to a Lender or an affiliate of a Lender or (iii) a Successful Syndication (as defined in the Fee Letter) of the Credit Facilities has not occurred.  The consent of the Administrative Agent will be required for any assignment.  The consent of the Issuing Bank and the Swingline Lender will be required for any assignment under the Revolving Credit Facility.  Participations will be subject to customary conditions.

	(d)	No Assignment or Participation to Certain Persons. No assignment or participation may be made to natural persons or the Borrower or any of its affiliates or subsidiaries.

Required Lenders:
On any date of determination, two or more Lenders who collectively hold more than 50% of the outstanding commitments under the Credit Facilities, or if the commitments under Credit Facilities have been terminated, those Lenders who collectively hold more than 50% of the aggregate outstandings under the Credit Facilities (the “Required Lenders”); provided, however, that if any Lender shall be a Defaulting Lender (to be defined in the Financing Documentation) at such time, then the outstanding loans and unfunded commitments under the Credit Facilities of such Defaulting Lender shall be excluded from the determination of Required Lenders.

Annex A – Term Sheet

Amendments and Waivers:
Amendments and waivers of the provisions of the Financing Documentation will require the approval of the Required Lenders, except that (a) the consent of all Lenders directly adversely affected thereby will be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled maturities or times for payment and (iv) reductions in the voting percentages and (b) the consent of all Lenders will be required with respect to (i) releases of all or substantially all of the Collateral or of any of the Guarantees (other than in connection with transactions permitted pursuant to the Financing Documentation) and (ii) any increase in the aggregate principal amount of the Credit Facilities.

Indemnification:
The Loan Parties will indemnify the Lead Arranger, the Administrative Agent, each of the Lenders and their respective affiliates, partners, directors, officers, agents and advisors and hold them harmless from and against all liabilities, damages, claims, costs, expenses (including reasonable fees, disbursements, settlement costs and other charges of counsel) relating to the Transactions or any transactions related thereto and the Borrower’s use of the loan proceeds or the commitments; provided that such indemnity will not, as to any indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such indemnitee.  This indemnification shall survive and continue for the benefit of all such persons or entities.

Expenses:
The Loan Parties will reimburse the Lead Arranger and the Administrative Agent for all reasonable out-of-pocket costs and expenses in connection with the syndication, negotiation, preparation, due diligence, execution, delivery and administration of the Financing Documentation and any amendment or waiver with respect thereto (including, without limitation, (i) reasonable fees and expenses of counsel, (ii) out of pocket syndication expenses and IntraLinks, The Debt Exchange, Inc. or similar fees, and (iii) expenses incurred in connection with appraisals (including, without limitation, equipment and real estate appraisals), environmental reports and an Agribusiness Consultant’s Report).  The Loan Parties will also pay all documentary taxes of the Lead Arranger, the Administrative Agent and the Lenders.  The Loan Parties will also pay all costs and expenses of the Lead Arranger, the Administrative Agent and the Lenders in connection with the enforcement of any loan documentation for the Credit Facilities, including, without limitation, the legal fees and expenses of each counsel to the Administrative Agent and the Lenders.

Governing Law and Forum:	New York.

Waiver of Jury Trial and Punitive and Consequential Damages:	All parties to the Financing Documentation waive the right to trial by jury and the right to claim punitive or consequential damages.

Counsel for the Lead Arranger and the Administrative Agent:	Orrick, Herrington & Sutcliffe LLP

Other:
This Term Sheet is intended as an outline of certain of the material terms of the Credit Facilities and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in Financing Documentation for the Credit Facilities; provided that no additional conditions precedent to closing the Credit Facilities will be added and, subject to Section 7 of the Fee Letter, no additional financial covenants will be added.

Annex A – Term Sheet

SCHEDULE I

INTEREST AND FEES

Interest:	At the Borrower’s option, loans (other than Swingline Loans) will bear interest based on the Base Rate or LIBOR, as described below:

	A.	Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as described below).  The “Base Rate” is defined as the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York plus 1.50%, (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) the daily LIBOR (as defined below) for a one month Interest Period (as defined below) plus 1.50%.   Interest shall be payable quarterly in arrears and (i) with respect to Base Rate Loans based on the Federal Funds Rate and LIBOR, shall be calculated on the basis of the actual number of days elapsed in a year of 360 days and (ii) with respect to Base Rate Loans based on the prime commercial lending rate of the Administrative Agent, shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days.  Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”.

Base Rate Loans will be made on same day notice and will be in minimum amounts to be agreed upon.

	B.	LIBOR Option

Interest will be determined for periods (“Interest Periods”) of three or six months as selected by the Borrower and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars plus the applicable Interest Margin (as described below).  LIBOR will be determined by the Administrative Agent at the start of each Interest Period and, other than in the case of LIBOR used in determining the Base Rate, will be fixed through such period.  Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.  LIBOR will be adjusted for maximum statutory reserve requirements (if any).  Any loan bearing interest at LIBOR (other than a Base Rate Loan for which interest is determined by reference to LIBOR) is referred to herein as a “LIBOR Rate Loan”.

Schedule I to Annex A

LIBOR Rate Loans will be made on three business days’ prior notice and, in each case, will be in minimum amounts to be agreed upon.

Swingline loans will bear interest at the Base Rate plus the applicable Interest Margin.

Default Interest:
(a) Automatically upon the occurrence and during the continuance of any payment event of default or upon a bankruptcy event of default of the Borrower or any other Loan Party or (b) at the election of the Required Lenders, upon the occurrence and during the continuance of any other event of default, all outstanding principal, fees and other obligations under the Credit Facilities shall bear interest at a rate per annum of four percent (4.00%) in excess of the rate then applicable to such loan or other obligation including the applicable Interest Margin (or if no interest rate is stated, four percent (4.00%) in excess of the Base Rate plus the highest Interest Margin applicable to Base Rate Loans) and shall be payable on demand of the Administrative Agent.

Interest Margins:
The initial applicable Interest Margin shall be based on the Total Leverage Ratio as of the Closing Date after giving pro forma effect to the Transactions pursuant to the Pricing Grid set forth below until the first calculation date following the receipt by the Administrative Agent and the Lenders of the financial information and related compliance certificate for the first full fiscal quarter ending after the Closing Date.

Commitment Fee:
A commitment fee (the “Commitment Fee”) will accrue on the unused amounts of the commitments under the Revolving Credit Facility.  Swingline loans will, for purposes of the Commitment Fee calculations only, not be deemed to be a utilization of the Revolving Credit Facility.  Such Commitment Fee will initially be based on the Total Leverage Ratio as of the Closing Date after giving pro forma effect to the Transactions pursuant to the Pricing Grid set forth below until the first calculation date following the receipt by the Administrative Agent and the Lenders of the financial information and related compliance certificate for the first full fiscal quarter ending after the Closing Date.  All accrued Commitment Fees will be payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders under the Revolving Credit Facility and will accrue from the Closing Date.

Schedule I to Annex A

Letter of Credit Fees:
The Borrower will pay to the Administrative Agent, for the account of the Lenders under the Revolving Credit Facility, letter of credit participation fees equal to the Interest Margin for LIBOR Rate Loans under the Revolving Credit Facility, in each case, on the undrawn amount of all outstanding letters of credit.  Fronting, issuance, presentation, documentation, amendment, transfer, negotiation and other fees will also be payable by Borrower for the account of the Issuing Bank as determined in accordance with the Issuing Bank’s then current fee policy.

Other Fees:	The Lead Arranger and the Administrative Agent will receive such other fees as will have been agreed in a fee letter between them and the Borrower.

Pricing Grid:	The applicable Interest Margins and the Commitment Fee with respect to the Credit Facilities shall be based on the Total Leverage Ratio pursuant to the following grid:

Level	Total Leverage Ratio	Interest Margin for LIBOR Rate Loans	Interest Margin for Base Rate Loans	Commitment Fee
I	Greater than 4.00 to 1.00	3.750%	2.750%	0.500%
II	Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	3.500%	2.500%	0.500%
III	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	3.250%	2.250%	0.375%
IV	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	3.000%	2.000%	0.375%
V	Less than 2.50 to 1.00	2.750%	1.750%	0.250%

Schedule I to Annex A

ANNEX B

$140,000,000
SENIOR SECURED CREDIT FACILITIES
SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached.

Conditions to Closing and Initial Extensions of Credit:	Closing and the making of the initial extensions of credit are subject to the satisfaction of each of the following conditions precedent:

(a)
(i) Financing Documentation reflecting and consistent with the terms and conditions set forth herein and otherwise reasonably satisfactory to the Borrower and the Lenders, will have been executed and delivered (including, to the extent applicable, subordination agreements), (ii) the Administrative Agent will have received (A) such customary legal opinions (including, without limitation, opinions of special counsel and local counsel as may be reasonably requested by the Administrative Agent) which such opinions shall permit reliance by permitted assigns of each of the Administrative Agent and the Lenders, (B) flow of funds and organizational documents, (C) notice of loan borrowing and (D) closing documents, certificates (including, but not limited to secretary’s and incumbency certificates), good standing certificates and other instruments as are customary for transactions of this type including, without limitation, a certificate of the chief financial officer of the Borrower as to the solvency of  each of the Borrower individually, Peet’s Operating Company individually, and the Borrower and its subsidiaries on a consolidated basis, in each case after giving effect to the Transactions, (iii) evidence that the Administrative Agent shall have a valid and perfected first priority security interest (subject to certain exceptions to be set forth in the Financing Documentation) in the Collateral (which shall have been executed, delivered and/or in proper form for filing, to the extent applicable, and which shall include: all certificates evidencing pledged capital stock with accompanying executed stock powers, and all promissory notes and similar instruments with accompanying executed allonges/indorsements, UCC and other lien searches, intellectual property filings, title reports and policies (including ALTA indorsements insuring the first priority of the lien subject to customary exceptions), UCC financing statements, deeds of trust or mortgages for fee owned real property, a collateral assignment agreement for all leased real property (it being understood that no landlord consents or real property recordings will be required with respect to such leased real property, margin stock shall not be pledged to the extent the pledge of such margin stock would violate Regulation U and no DMV filings or similar filings will be required for motor vehicles), (iv) there shall not have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement) as of the Closing Date and the funding of the initial loans, (v) delivery of insurance certificates in compliance with the Financing Documentation (with endorsements naming the Administrative Agent as loss payee and mortgagee and the Administrative Agent and the Lenders as additional insureds and with a lenders loss payable endorsement), (vi) each of the Borrower and the Guarantors shall have obtained all governmental authorizations and board, shareholder and third party consents necessary or advisable to have been obtained prior to the Closing Date in connection with the transactions under the Financing Documentation, and each such governmental authorization or consent shall be in full force and effect except in a case where failure to obtain or maintain any such authorization or consent either individually or in the aggregate could not have a material adverse effect, (vii) all representations and warranties made by the Acquired Company in the Acquisition Agreement shall be true and correct other than any breaches thereof that do not, individually or in the aggregate, relieve the Borrower or Newco from their respective obligations with respect to the initial funding, to accept for exchange and deliver consideration for Shares validly tendered (and not withdrawn) pursuant to the Offer, (viii) the representations and warranties set forth in the Financing Documents of the Borrower and the Guarantors (but not the Acquired Company and its subsidiaries) relating to (A) due formation, organization, existence and good standing, (B) power and authority, (C) due authorization, execution, delivery and enforceability of the Financing Documentation and the Acquisition Agreement, (D) non-contravention with respect to the Financing Documentation, the borrowing of the loans and granting of liens, (E) all approvals and consents with respect to the Financing Documentation, (F) solvency, (G) Federal Reserve Bank margin regulations, (H) the Investment Company Act, (I) no violation or default of the Financing Documentation, (J) financial statements, (K) accuracy of information furnished, (L) foreign assets control and anti-terrorism laws, (M) consummation of transactions under the Financing Documentation in compliance with applicable law and (N) the priority and perfection of the security interest granted in the Collateral securing the Credit Facilities, (ix) no event of default under the Credit Facilities or unmatured default shall have occurred and be continuing or would result from such extension of credit, (x) to the extent applicable, all principal, interest and other amounts outstanding in connection with existing debt for borrowed money of the Loan Parties shall have been paid in full and all liens securing such debt shall be released other than debt for borrowed money in an amount not to exceed $1,000,000 and indebtedness of the Acquired Company and its subsidiaries not to exceed $1,000,000 and (xi) all fees and expenses due to the Lenders, the Lead Arranger, the Administrative Agent and counsel to the Lead Arranger and the Administrative Agent under the Commitment Letter and as otherwise set forth in the Financing Documentation shall have been paid.  The Borrower shall use its commercially reasonable efforts to provide the following items prior to the Closing Date, but in any event shall provide all such items no later than 60 days after the Closing Date: (i) control agreements with respect to each deposit, securities and similar account of the Loan Parties (excluding health care reimbursement accounts and payroll accounts), (ii) surveys, (iii) appraisals (including, without limitation, equipment and real estate appraisals), (iv) environmental reports and (v) an Agribusiness Consultant’s Report.

Annex B

(b)
The definitive agreement relative to the Acquisition and all other documentation associated with the Acquisition (collectively, as amended or modified in accordance with this paragraph (b), the “Acquisition Documentation”) shall be in the form of the Acquisition Agreement (including schedules thereto) delivered to the Administrative Agent prior to signing the Commitment Letter on  November 2, 2009, as such Acquisition Documentation, including the Acquisition Agreement, may be amended, supplemented or otherwise modified from time to time or for which provisions thereof may be consented to or waived; provided that any such amendment, supplement or other modification or any consent or waiver with respect thereto that materially adversely affects the interest of the Lenders or that increases the proportional amount of the Cash Component above 70% in relation to the share consideration under the Acquisition Agreement shall , in each case, require the prior written consent of the Lead Arranger, not to be unreasonably withheld; provided, further that on the proposed closing date of the Offer, any waiver of any of the conditions precedent to Newco’s obligations to accept for exchange and deliver consideration for Shares validly tendered (and not withdrawn) pursuant to the Offer set forth in the Acquisition Documentation shall require the prior written consent of the Lead Arranger, not to be unreasonably withheld. The Acquisition Agreement shall be in full force and effect.

(c)
The conditions to Newco’s obligations to purchase the Shares pursuant to the Offer in accordance with the Acquisition Agreement shall have been satisfied except to the extent the failure to so satisfy such conditions do not relieve the Borrower or Newco from their respective obligations to close the transactions under the Acquisition Agreement, with no waiver, modification or consent thereunder without the prior written consent of the Lead Arranger, except as otherwise provided pursuant to paragraph (b) of this Conditions Annex.

(d)
Newco shall have accepted for purchase Shares pursuant to the Offer representing more than 50% of the Adjusted Outstanding Share Number (as defined in the Acquisition Agreement), and to the extent the exercise of the Top-Up Option would result in Newco owning Shares sufficient to allow a short form merger to be consummated, Newco shall have exercised its Top-Up Option for Shares sufficient in number to allow a short form merger to be consummated immediately upon issuance thereof (after giving effect to any preemptive rights and contractual or other restrictions) (the “Requisite Number of Shares”) and shall have delivered its note in respect of such purchase and Diedrich shall have the Requisite Number of Shares authorized but unissued and shall be obligated to comply with the Top-Up Option.

Annex B

(e)
The Lead Arranger will have received a balance sheet, income statement, and statement of cash flows for each of the Borrower and its subsidiaries and the Acquired Company and its subsidiaries, in each case for any fiscal year that has ended at least 90 days prior to the Closing Date and for any fiscal quarter (other than the fourth quarter of any fiscal year) since the most recently ended fiscal year that has ended at least 45 days prior to the Closing Date.

(f)
The Lead Arranger will be reasonably satisfied that, after giving pro forma effect to the Transactions (to the extent consummated as of the Closing Date) (i) the ratio of Total Funded Debt of the Borrower and its subsidiaries as of the Closing Date to consolidated EBITDAR of the Borrower and its subsidiaries will not exceed 4.25:1.00 and (ii) consolidated EBITDAR of the Borrower and its subsidiaries will be at least $55,900,000 for the twelve months ended as of the most recent fiscal quarter end for which financial statements are available prior to the Closing Date.

(g)
To the extent not previously satisfied, the Loan Parties shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(h)
No temporary restraining order, preliminary or permanent injunction or other order preventing the Credit Facilities from closing or any extensions of credit thereunder shall have been issued by any court of competent jurisdiction or other governmental authority having authority over any of the parties to the Financing Documentation and remains in effect, and no applicable legal requirement shall be enacted or deemed applicable to the Credit Facilities by a governmental authority having authority over any of the parties to the Financing Documentation that makes the closing of the Credit Facilities or any extensions of credit thereunder illegal.

Annex B